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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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FORM 3                                                   OMB APPROVAL
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                                                  OMB Number:        3235-0104
                                                  Expires:  December 31, 2000
                                                  Estimated average burden
                                                  hours per response...... 0.5
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940



1.  Name and Address of Reporting Person

    Udicious                         Steven                            J.
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        (Last)                      (First)                        (Middle)

    21250 Hawthorne Boulevard
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                                   (Street)

    Torrance                          CA                             90503
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        (City)                      (State)                           (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)

    9/14/2000
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3.  IRS or Social Security Number of Reporting Person (Voluntary)

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4.  Issuer Name and Ticker or Trading Symbol

    Total Renal Care Holdings, Inc. (TRL)
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5.  Relationship of Reporting Person to Issuer (Check all applicable)

                    Director                      10% Owner
                ---                           ---

                 X  Officer (give                 Other (Specify
                ---         title below)      ---        below)

                           Vice President, Secretary
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                              and General Counsel
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6.  If Amendment, Date of Original (Month/Day/Year)

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

             Table I--Non-Derivative Securities Beneficially Owned

1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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
Common Stock             331                    D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

                                                                          (Over)
                                                                 SEC 1473 (8-92)
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FORM 3 (continued)

              Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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
Employee Stock Option          2/22/98   3/10/07 Common Stock           13,350      $19.95          D
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(16b-3 Plan Right to Buy)
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Employee Stock Option           (1)      3/11/09 Common Stock           20,000      $9.065          D
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(16b-3 Plan Right to Buy)
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Employee Stock Option           (2)      3/29/05 Common Stock           90,000      $2.6875         D
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(16b-3 Plan Right to Buy)
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
Explanation of Responses:

(1) The indicated option vests at 25% per year such that 5,000 shares vest, or have vested, on each of the following dates: 3/11/2000; 3/11/2001; 3/11/2002; and, 3/11/2003.

(2) The indicated option vests at 25% per year such that 22,500 shares vest on each of the following dates: 3/29/2001; 3/29/2002; 3/29/2003; and,
      3/29/2004. The final installment was accelerated and became exercisable on June 27, 2000, because the market price exceeded 1.864 times the exercise price on ten out of twenty trading days.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                               /s/ Steven J. Udicious              9/25/00
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                              **Signature of Reporting Person        Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
       See Instruction 6 for procedure.